Exhibit 10.23

Employment Agreement

This Employment Agreement (this Agreement) is made and entered into as of October 8, 2012 (the Effective Date) by and between NORMAN GARDNER, a resident of Bala Cynwyd, PA (Executive), and LASERLOCK TECHNOLOGIES, INC., a Nevada corporation (the Company).

Recitals

A.           The Company desires to employ as Vice Chairman of the Board and Chief Executive Officer of the Company to serve as an executive reporting directly to its Board of Directors.

B.           Executive has valuable leadership, management, and other skills necessary to serve as Chief Executive Officer of the Company.

C.           The Company desires to employ Executive, and Executive desires to be employed by the Company, as its Chief Executive Officer on the terms and conditions set forth herein.

Agreement

Therefore, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

ARTICLE ONE
Employment; Term

1.1     Employment. The Company hereby employs Executive, and Executive hereby agrees to be employed by the Company, as Chief Executive Officer of the Company. Executive’s duties shall be the duties of a chief executive officer of a company of similar size and he shall be responsible for the overall strategic direction of the Company.

1.2     Term. Executive’s employment shall commence on the Effective Date and continue for three years thereafter (the Employment Period), subject to renewal for subsequent, consecutive one-year periods upon the mutual agreement of the parties.

ARTICLE TWO
Duties

2.1     Time and Efforts. Subject to Article Seven, Executive agrees to devote his full time and efforts during the Employment Period to the business of the Company and its affiliates, if any, and to serve as a Director and Vice Chairman of the Board of the Company, if elected as such.

2.2     Nature of Duties. Executive shall perform his duties faithfully, diligently, and to the best of his abilities during the Employment Period, both in his capacity as Chief Executive Officer of the Company and, if elected, as a Director of the Board of the Company.

ARTICLE THREE
Compensation

  3.1        Salary. The Company shall pay to Executive an annual salary during the Employment Period (the Salary) as follows:

   3.1.1     A annual sum of Two Hundred Thousand Dollars ($200,000) payable in weekly or semi-monthly installments;

   3.1.2     For the second year of the Employment Period, the minimum sum of Two Hundred Thousand Dollars ($200,000) payable in weekly or semi-monthly installments. The compensation committee of the Board of Directors will determine the appropriate increase in salary; and

   3.1.3.    For the third year of the Employment Period, the minimum sum of Two Hundred Thousand Dollars ($200,000) payable in weekly or semi-monthly installments.   The compensation committee of the Board of Directors will determine the appropriate increase in salary.

  3.2        Bonus. In addition to the Salary, the Company shall pay to Executive a bonus (with respect to any fiscal year of the Company during the Employment Period in which the Company’s net income before taxes, as determined solely by an independent accounting firm engaged by the Company, exceeds expectations as set forward by the Company’s business plan). The Compensation Committee of the Board of Directors shall determine the amount of such bonus at its first meeting of each fiscal year and shall promptly communicate such expectations and amount to Executive.

   3.2.1     Once the Company becomes profitable, the compensation committee of the Board of Directors will add vehicle reimbursements to the Executive’s compensation agreement; and

  3.3        Stock Option Grant. In addition to the Salary and Bonuses, the Company shall, upon full execution of this Agreement, issue to Executive the option to purchase five percent (5%) of the shares of Common Stock of the Company at the same price as the offering ($0.05) upon full dilution and those shares will vest immediately.

ARTICLE FOUR
Expenses

  4.1       Expenses. During the Employment Period, the Company shall pay all reasonable and documented business-related expenses incurred by Executive in furtherance of or in connection with the business of the Company or any of its affiliates, whether in his capacity as Chief Executive Officer of the Company or as a Director of the Board of the Company.

ARTICLE FIVE
Non-Competition; Non-Solicitation

  5.1        Non-Competition. Executive agrees that for so long as this Agreement is in full force and effect, Executive will not, directly or indirectly, as a partner, member, stockholder, employee, officer, or director, or in any other capacity, engage or have a financial interest in any business that is Competitive to the business of the Company or its affiliates, except that nothing contained herein shall preclude Executive from purchasing or owning stock in any business that is Competitive to the business of the Company if such stock does not exceed five percent (5%) of the issued and outstanding capital stock. The term “Competitive” means involves the production, manufacture, or distribution of any product similar to a product produced, manufactured, or distributed by the Company or any of its affiliates. Executive agrees that the restriction set forth in this Section 5.1 is a reasonable restriction to protect the Company’s legitimate business interests.

  5.2        Non-Solicitation. To the extent permitted by law, Executive shall not, for a period of 12 months following the termination of this Agreement any reason, solicit, induce, recruit, or encourage, either directly or indirectly, any person who then is or who was at any time in the preceding six month period an employee of the Company to leave the Company’s employment or accept any other employment or independent contractor position with Executive or any other person or entity.

ARTICLE SIX
Confidentiality

  6.1        Confidentiality. Executive shall not disclose to any third party during the Employment Period or thereafter, except as necessary in the ordinary course of the business of the Company or any of its affiliates, any Company proprietary information, technical data, trade secrets, or know-how of any nature whatsoever, including research, product plans, products, services, customer lists, customers, markets, software, developments, inventions, processes, formulas, technology, designs, drawings, data, engineering, marketing, financial or other business information disclosed by the Company or otherwise obtained by Executive in connection with his employment with the Company (collectively, Confidential Information). The term Confidential Information does not include information that has become publicly known and generally available through no wrongful act of Executive. If Executive is required by law to disclose any Confidential Information, Executive agrees to give the Company prompt written notice thereof and to provide the Company with reasonable assistance in obtaining an order to protect the Confidential Information from public disclosure.

ARTICLE SEVEN
Benefits

  7.1        Generally.  Executive shall be  eligible to receive benefits,  including health insurance, dental insurance, vision insurance, life insurance, disability insurance, and retirement plans, generally available to employees of the Company in accordance with the terms and eligibility requirements of the Company’s benefit plans, which may be modified, suspended, or terminated by the Company in its sole discretion.  The Executive will also be entitled to five weeks of paid six leave per calendar year.   Additionally, should any legal matters arise in the Executive’s capacity as Chief Executive Officer of the Company or as a Director of the Board of the Company, all legal expenses will be paid by the Company.

  7.2       Vacation. Executive shall be entitled to five weeks of vacation per calendar year, which may be taken consecutively or otherwise, at Executive’s option. Any unused vacation in one calendar year shall carry over to the following calendar year.

  7.3       Upon Death. If Executive dies during the Employment Period, the Company shall pay to his surviving spouse, or his estate in the event he has no surviving spouse, an amount equal to one year of his then-current Salary (the Death Benefit). Such payment shall be made in equal monthly installments over a period of one year from the date of Executive’s death. If Executive’s spouse survives him but dies before the Death Benefit is paid in full, then the balance of the Death Benefit shall be paid to Executive’s estate in one lump sum. This Section 7.3 shall survive the termination of this Agreement in accordance with Section 8.1.

ARTICLE EIGHT
Termination

  8.1        Upon Death. This Agreement shall automatically terminate upon Executive’s death.

  8.2       Upon Disability. If Executive becomes physically or mentally incapable of performing his duties under this Agreement for more than 120 days during the Employment Period, the Company shall have the right, upon 30 days’ prior written notice, to terminate this Agreement; provided that if Executive becomes physically and mentally capable of performing his duties under this Agreement during such 30-day period then he shall be entitled to resume his duties under this Agreement as though such notice had never been given. If the Company terminates the Agreement in accordance with this Section 8.2, the Company shall, upon the effectiveness of such termination, pay to Executive an amount equal to fifty percent (50%) of Executive’s then-current Salary in one lump sum within 30 days following the effective date of such termination.

  8.3        For Cause. The Company may, in its sole discretion, terminate this Agreement if: (i) Executive breaches his obligations under the terms of this Agreement and such breach continues for 30 days following written notice of such breach from the Company;  or (ii) Executive commits an act of fraud or moral turpitude during the Employment Period, or (iii) Executive breaches his duty of care or loyalty to the Company.

  8.4        For Convenience: The Company and Executive may terminate this Agreement for any reason whatsoever upon 60 days’ prior written notice to the other party; provided that, if the Company terminates this Agreement for convenience, the Company shall pay to Executive the Salary for the remainder of the Employment Period in one lump sum within 30 days following the effective date of such termination and, subject to applicable law and the terms and conditions of any applicable benefit plan, shall continue to provide benefits to Executive pursuant to Section 7.1 through the end of the Employment Period.

  8.5        Effect. If this Agreement is terminated:

   (i)        except pursuant to Section 8.1, Executive may, at his option, purchase any life insurance policies on his life held by the Company for the cash value thereof or, if such policies have no cash value, upon payment of One Hundred Dollars ($100.00);

   (ii)        for any reason, the Salary shall cease to accrue as of the effective date of such termination and, except as otherwise set forth herein, all benefits shall immediately terminate; provided that Executive shall receive, through the effective date of such termination, (w) all accrued but unpaid Salary, (x) all earned but unpaid Bonuses, (y) the cash value of all accrued but unused vacation, and (z) all accrued but unpaid benefits; and

   (iii)      for any reason (and upon expiration of this Agreement), Executive shall immediately deliver to the Company (and will not keep in his possession, recreate, or deliver to anyone else) (i) any and all software, devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, equipment, other documents, or other intellectual property related to the Company’s business; and (ii) any and all reproductions, excerpts, or summaries of any of the foregoing developed by Executive pursuant to his employment with the Company or otherwise belonging to the Company.

ARTICLE NINE
Company Representations, Warranties, and Covenants

  9.1        Representations  and  Warranties.   The  Company represents  and  warrants to Executive that the Company’s execution and delivery of, and performance under this Agreement have been duly approved by the Company’s Board of Directors and do not conflict with any agreement to which it is a party, and that the person executing this Agreement on behalf of the Company is duly authorized to do so.

  9.2        Covenant as to Board Nomination. Except as prohibited or restricted by the Company’s bylaws, the Company shall, at each Company shareholder meeting in which Company directors are elected during the Employment Period, nominate Executive as a Director of the Company to represent the management of the Company and support Executive’s nomination in the Company’s annual proxy statement.

ARTICLE TEN
Arbitration; Equitable Relief

  10.1      Arbitration. Subject to Section 10.2, all disputes or controversies arising out of or relating to this Agreement, shall be settled by arbitration to be held in the District of Columbia in accordance with the Employment Rules of the American Arbitration Association then in effect. The arbitrator may grant injunctions or other relief in any such dispute or controversy. The decision of the arbitrator shall be final, conclusive, and binding on the parties to the arbitration. Judgment may be entered on the arbitrator’s decision in any court of competent jurisdiction. The prevailing party shall pay the costs and expenses of such arbitration except that each party shall separately pay its counsel fees and expenses.

  10.2      Equitable Remedies. Each party agrees that it would be impossible or inadequate to measure and calculate the damages from any breach of Articles Two, Five, or Six and, that upon such breach or threatened breach, the non-breaching party shall be entitled, in addition to all other remedies at law or in equity, to seek injunctive relief in any court of competent jurisdiction.

ARTICLE ELEVEN
Miscellaneous

  11.1      Bind and Inure. This Agreement shall inure to the benefit of and be binding upon Executive and the Company, and their respective heirs, executors, personal representatives, successors and permitted assigns.

  11.2      Assignment. Executive may not assign any of his rights or obligations under this Agreement. The Company may assign any of its rights and obligations under this Agreement.

  11.3      Severability. If one or more of the provisions in this Agreement are deemed invalid, illegal, or unenforceable, then the remaining provisions will continue in full force and effect and, if legally permitted, such offending provision or provisions shall be replaced with an enforceable provision or enforceable provisions that as nearly as possible effects the parties’ intent.

  11.4      Entire Agreement: Amendment. The parties agree that this Agreement contains the entire understanding and agreement between the parties with respect to the subject matter hereof and supersedes all prior understandings and agreements, whether oral or in writing, between the parties with respect to the subject matter hereof. This Agreement cannot be amended, modified, or supplemented in any respect except by written agreement executed by both parties.

              11.5      Governing Law. This Agreement shall be construed according to the laws of the State of Nevada without regard to its conflicts of law principles.

              11.6     Counterparts. This Agreement may be executed in two counterparts each of which shall be an original and both of which, when taken together, shall constitute one and the same instrument. Any counterpart delivered by facsimile or portable document format shall be an original.

  In witness whereof, the parties hereto have executed this Agreement as of the Effective Date.

Date:

/s/ Norman Gardner
Norman Gardner

LASERLOCK TECHNOLOGIES, INC

By:	/s/ Michael Prevot
Name: Michael Prevot
Title: Director